October 30, 2018

Dear Stockholder:

We are pleased to enclose the 19th regular quarterly dividend for MacKenzie Realty Capital (MRC), in the amount of $0.175 per share, an annualized rate of 7%.

This dividend is being paid 100% from income generated by operations; none of the dividend is a return of capital.  For any Shares issued pursuant to a closing during the Third Calendar Quarter 2018, dividends will be paid based upon the "acceptance date" for such closings. Shares issued with an effective date of August 1, 2018, will receive $0.1167 per Share and shares issued with an effective date of September 1, 2018, will receive $0.058 per Share.

If you have invested through a trustee or participate in the Dividend Reinvestment Plan, a dividend statement is enclosed in lieu of a check.  The Board of MRC anticipates making future dividends, if any, on a similar schedule, within 30 days after the close of the previous fiscal quarter.

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "continue," "remains," "intend," "aim," "towards," "should," "prospects," "could," "future," "potential," "believe," "plans," "likely," "anticipate," "position," "probable," "committed," "achieve," "rewarded," and "focused," or the negative thereof or other variations thereon or comparable terminology, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.